Exhibit 10.1

THIS SETTLEMENT AGREEMENT is made on 31 July 2020

BETWEEN:

(1) COTY MANAGEMENT B.V., a private limited liability company incorporated under the laws of the Netherlands, having its registered seat in Amsterdam, the Netherlands, and its office address at Schiphol Boulevard 393 Toren B, 1118 BJ Schiphol, the Netherlands, hereinafter: the Company; and

(2) MS FIONA HUGHES, born on 3 February 1973, hereinafter: the Executive;

The Company and the Executive together referred to as the Parties and each of them individually as the Party.

WHEREAS:
i.the Executive entered into the Company’s employment with effect from 1 March 2020 and currently holds the position of President Consumer Beauty Brands on the basis of an indefinite term employment agreement (the Employment Agreement);
ii.the Parties now wish to terminate the Employment Agreement in accordance with the terms set out in this agreement;
iii.the Parties emphasize that the reason for termination is not urgent cause (dringende reden) as referred to in article 7:678 of the Dutch Civil Code, nor any other reason attributable to the Executive, and that the initiative to terminate the Employment Agreement has been taken by the Company;
iv.the Parties have discussed the terms and conditions of termination of the Executive’s employment and corporate position(s) with the Company and/or with companies affiliated to the Company (the Group) and wish to hereby record their agreement in this respect in writing; and
v.by concluding this settlement agreement, the Parties intend to reach a comprehensive settlement.
IT HAS BEEN AGREED AS FOLLOWS:
1.The Employment Agreement will terminate by mutual consent with effect from 1 February 2021 (the Termination Date).
2.By signing this agreement, the Executive stands down or resigns, as the case may be, with effect from the signing date of this agreement from all other employment or corporate positions (collectively: the Corporate Positions) she holds with the Company and/or the Group, such as supervisory and management board positions, and all other positions that the Executive holds in her capacity as representative of the Company or the Group, like memberships to branch organisations, without cancelling the membership of the relevant members of the Company or the Group to those organisations. The Executive undertakes to sign such documentation and to take such actions as may be required to give effect to the foregoing.
3.The Executive will be released from her duties (vrijgesteld van werkzaamheden); with effect from the signing date of this agreement. The Executive will in the period up to the Termination Date remain available to answers questions and use such period to correctly and properly hand over her job. In the period up to the Termination Date, the Executive shall not perform any acts that she was authorized to perform pursuant to a power of attorney granted to her or otherwise.
4.Subject to the provisions of this agreement, the Company will pay the Executive her regular salary and provide her with her regular benefits (including, without limitation, the benefits referred to in Article 7.7 of the Employment Agreement being one roundtrip to be booked before the Termination Date, provided that no trip has been made yet this calendar year) until the Termination Date. Article 7.5 of the Employment Agreement will continue to apply for the period and on the basis of the terms agreed in the Employment Agreement. The Executive will be entitled to annual tax return preparation assistance in accordance with article 7.6 of the Employment Agreement for the year 2020. . Any expenses not yet claimed and relating to the period up to the Termination Date will be reimbursed in accordance with the expense policies applicable within the Company from time to time, provided that a request for reimbursement will have been submitted to the Company ultimately on the Termination Date.
5.Within one month after the Termination Date, and provided that the Executive has complied with all of the obligations following from this agreement and the Employment Agreement and has remained employed until the Termination Date, the Company will pay to the Executive a severance payment amounting to EUR 1,041,676 gross (the Severance Payment). The Severance Payment is deemed to include any compensation to which the Executive may be entitled in relation to the termination of her employment, including but not limited to any transition payment (transitievergoeding) as referred to in article 7:673 of the Dutch Civil Code, compensation for any part of the applicable notice period not having been observed, and compensation for loss of income and benefits of whatever nature relating to the Employment Agreement or any Corporate Positions, including the termination thereof, such as entitlements arising from the use of company property and contributions to private insurance and pension arrangements. The Severance Payment will be paid to the Executive in the Netherlands, less taxes and social security premiums.
6.Within one month after the Termination Date, the Company will effect a normal final payment (eindafrekening), subject to the provisions of this agreement. The Executive will be deemed to have taken up all accrued outstanding holidays in the period up to the Termination Date. The Executive’s pension will be made premium free (premievrij) in accordance with the law and the rules of the relevant pension plans.

7.Any loans or advance payments provided to the Executive by the Company and/or the Group become repayable as of the Termination Date. The amount of the loans or advance payments will be set-off (verrekenen) against any amount owed to the Executive by the Company and/or the Group. The Executive must immediately repay any amount thus remaining to the Company and/or the relevant company of the Group.
8.For the financial year 2020, the Executive will be paid the second half of her H1 bonus of in total EUR 96,193 gross, which amount will be paid out as part of the October 2020 payroll.
9.The Executive’s rights under Coty’s Equity & Long-Term Incentive Plan (the ELTIP) will be forfeited in accordance with the rules of the plan.
10.Together with the payroll of November 2020 the Company will make a payment to the Executive of EUR 800,000 gross as compensation for loss of RSUs (the RSU Compensation). The RSU Compensation will be paid to the Executive in the Netherlands, less taxes and social security premiums.
11.In relation to the Class A Common Stock (the Shares) purchased by the Executive under the Elite Investment Program (the EIP) and the Elite Subscription and Stock Option Agreement (the Elite Agreement), Parties agree that the Executive may sell at her discretion all Shares from the signing date of this agreement without any restrictions or obligations towards the Company or the Group, whether under the EIP, the Elite Agreement or otherwise (for the avoidance of doubt, provided that such sale is not in violation of insider trading rules or similar restrictions).
12.The Executive confirms that, except for payment of the second half of her H1 bonus as mentioned in clause 8 and the compensation of EUR 800,000 as mentioned in clause 10, she has no further claims with regard to the ELTIP, the EIP, the Elite Agreement or any other incentive compensation, any other investments made under any share plan and/or share based benefits for any past or future period against the Company and/or the Group, the controlling shareholders and/or their ultimate beneficial owners.
13.The Company will pay an amount of at maximum EUR 30,000 gross exclusive of VAT for fees incurred by the Executive in respect of legal and tax assistance in connection with the termination of the Employment Agreement. The Company shall pay all fees for legal and tax advice directly to her legal and tax adviser(s) upon receipt by the Company of (an) original specified invoice(s) in the name of the Executive, but marked payable by the Company. The Company will pay the invoice(s) within 1 month after receipt.
14.Within one week after the signing date of this agreement, the Executive will return to the Company and/or any other party designated by the Company all property of the Company and/or the Group, and all other items made available to her by or on behalf of the Company and/or the Group in connection with the performance of her job, including, but not limited to: company car, smartphone, tablet, laptop, other computer equipment, any and all files, software and diskettes, credit cards, keys, documents, papers, records, notes, agenda, memoranda, plans, calendars, and other books and records of any kind and nature whatsoever containing information concerning the Company and/or the Group, their customers or operations. The Executive herewith confirms that she will not retain copies of any such property or other materials. The Executive confirms that she will until the date of return use any such company property in line with the rules and procedures applicable within the Company and/or the Group in that respect.
15.The Executive confirms that she will not disclose, divulge, or communicate any negative or damaging information about the Company and/or the Group, the controlling shareholders and/or their ultimate beneficial owners and the Company confirms that the Company and the Group will not disclose, divulge, or communicate any negative or damaging information about the Executive.
16.The Executive will keep strictly secret and confidential the existence and contents of this agreement, as well as any other information relating to the settlement or the termination of the Employment Agreement, unless vis-à-vis the Executive’s civil partner or legal advisor or in case this would be required for the proper implementation of this agreement or as a result of a legal obligation to disclose such information.
17.Any confidentiality and intellectual property clauses as agreed upon between the Executive and the Company and/or the Group in the employment agreement and/or the confidentiality, non-competition and non-solicitation agreement signed by the Executive on 5 March 2020 (RCA) will remain in full force after the Termination Date in accordance with their terms.
18.The non-compete undertakings as agreed upon between the Executive and the Company in clause 7 of the RCA will lapse as of the Termination Date. However, the non-solicitation and non-poaching undertakings as agreed upon between the Executive and the Company and/or the Group in the employment agreement and/or the RCA will remain in full force after the Termination Date in accordance with their terms and including the penalties agreed in case of violation. The Executive confirms that the Severance Payment provides reasonable compensation for these undertakings as meant in article 7:653, subsection 5 of the Dutch Civil Code.
19.The Executive confirms that she will change any social media profiles (LinkedIn, Facebook, Twitter and any other relevant media being applicable) ultimately at the Termination Date, so that is unambiguously clear that the Executive is no longer employed by the Company. In addition, the Executive shall ensure that the information provided in any of her social media profiles concerning her employment with the Company is accurate, including but not limited to the position, tasks and responsibilities and the duration of the employment.
20.Parties acknowledge that they have discussed all matters relating to the subject matter of this agreement and do not wish to leave any matters outside of the scope of this agreement. Except for the obligations set out in this Agreement, the Executive will have no further obligations towards the Company and the Group, while the Company and the Group will have no further obligations towards the Executive, either on the basis of the

Employment Agreement, the termination thereof, the Corporate Positions, the termination thereof, the RCA, the ELTIP, the EIP, the Elite Agreement or on any other basis, and the Company, the Group and the Executive will fully and finally release each other (finale kwijting verlenen).
21.The Executive has been advised by the Company to seek professional legal advice before accepting the terms and conditions as laid down in this agreement, and the Executive confirms that she fully understands the terms and conditions of this agreement and is fully aware of all of the implications arising therefrom.
22.The Executive declares that she has at the time of signing of this agreement not been made an offer of employment or engagement by another employer or has a concrete expectation of such offer being made and/or accepted such offer. This declaration is essential for the Company and to the extent the declaration given by the Executive is false, the Executive will not be entitled to the Severance Payment or the RSU Compensation, whilst all other provisions of this agreement remain in full force and effect.
23.If the Executive becomes incapacitated for work before the Termination Date, this does not change the arrangements made in this agreement. If the Executive becomes ill prior to the Termination Date or within four weeks after the Termination Date, the Executive shall immediately report this to the Company in writing and provide her contact details. The Executive will be obliged to (i) report to the company doctor upon first request, (ii) at all times provide her full cooperation to applicable reintegration obligations, and (iii) provide the Company with all information which it needs to submit to the Executive Insurance Agency (UWV) or other relevant authorities in this respect. If the Executive does not comply with the applicable reintegration obligations, the right of continued payment of wages shall cease. If the Executive is eligible for benefit under the Dutch Sickness Benefit Act (Ziektewet) or Work and Income (Capacity for Work) Act (WIA) or the Return to Work (Partially Disabled Persons) Regulations (WGA), the Executive must strictly comply with the rules and regulations in respect of sickness and incapacity for work as issued by the UWV.
24.All amounts payable under this agreement are gross amounts. The Executive will bear all regular wage tax and income tax, as well as any employee social security contributions due in relation to all the amounts payable and benefits granted under this agreement and indemnify and hold harmless the Company and any company of the Group for all these taxes and premiums payable in respect of such amounts provided that, where applicable, they have withheld and paid these taxes in the usual way. For the avoidance of doubt, this indemnification will not apply to any other taxes, interest and penalties payable by the Company and/or any company of the Group in respect of the amounts payable and benefits granted under this agreement.
25.This agreement constitutes a settlement agreement (vaststellingsovereenkomst) in accordance with Article 7:900 and further of the Dutch Civil Code. The Parties to this agreement irrevocably waive their right to seek rescission and/or annulment of this agreement, it being understood that this will not prevent the Company from summarily dismissing the Executive prior to the Termination Date based on an urgent cause as meant in article 7:678 of the Dutch Civil Code. The Company is currently unaware of any facts of circumstances which may qualify as urgent cause. In case of lawful summary dismissal, the Executive will no longer be entitled to any financial right under this agreement with the exception of her regular salary and benefits until the last day of her employment. Notwithstanding the above, the Executive has the right to within two weeks after the date of this agreement, revoke her agreement to this settlement in accordance with article 7: 670b, subsection 2 of the Dutch Civil Code by means of a written statement to the Company to that effect.
26.This agreement represents the entire understanding and agreement reached between the Parties in respect of the termination of the Employment Agreement and Corporate Positions the RCA, the ELTIP, the EIP and the Elite Agreement. This agreement supersedes all previous agreements, both oral and in writing, including correspondence, in relation to such subject matters. Modifications and/or amendments to this agreement shall only be valid if agreed in writing between the Parties.
27.This agreement shall be governed by and construed in accordance with the laws of the Netherlands.
28.All disputes arising out of or in connection with this agreement shall be submitted in the first instance to the competent court in Amsterdam.

In witness whereof this agreement was executed in duplicate and signed by the Parties:

For Coty Management B.V.: For acceptance:

/s/ Anne Jaeckin                    /s/ Fiona Hughes
______________________ _____________________
Name: Anne Jaeckin Fiona Hughes
Date: 31 July 2020 Date: 31 July 2020